SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8 – K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            July 26, 2005

COAST  BANCORP

(Exact name of registrant as specified in its charter)

California	000-32827	77-0567091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Marsh Street, San Luis Obispo, California		93401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code        (805) 541-0400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)  Departure of Principal Officer

Retirement of Chief Financial Officer Berta Olson

On July 20, 2005 Berta Olson retired as Chief Financial Officer of Coast Bancorp (the “Company”).

(c) Appointment of Principal Officer

Appointment of Karan Pohl  as Chief Financial Officer and Summary of Principal Terms of Employment

On July 20, 2005, the Company’s Board of Directors designated Karan Pohl as Chief Financial Officer of the Company.  The base salary for Ms. Pohl is $ 65,000 per year and a $300 per month car allowance, subject to annual adjustments to be determined by the Board of Directors in its sole discretion.  She also will be eligible to receive additional compensation under the terms of any incentive compensation plan adopted by the Board of Directors, participation in the Company’s 401(k) Plan, four weeks of paid time off in accordance with the Company’s Employee Handbook, and reimbursement of reasonable business expenses.  Ms. Pohl has also received 5,000 in stock options.  The options have an exercise price of $28.50 per share and are for a term of ten years, vesting 20% per year over the first 5 years.

Ms. Pohl, age 33, joined the Company on May 5, 2005.  She presently serves as Senior Vice President and Chief Financial Officer of the Company’ subsidiary, Coast National Bank.  Ms. Pohl is a Certified Public Accountant.  Prior to joining the Company, she worked as an Audit Manager for Moss, Levy and Hartzheim, a public accounting firm located in Santa Maria, California.  Ms. Pohl was employed by Moss, Levy and Hartzheim from 1998 to 2005.  She graduated from California Polytechnic University, San Luis Obispo with a Bachelor’s of Science degree in Business Administration with an emphasis in accounting and finance.

Ms. Pohl has no family relations with any director or other executive officer of the Company.

There have been no transactions since January 1, 2003, nor are there any currently proposed transactions, to which the Company, or the Bank, was or is to be a party, in which Ms. Pohl had a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2005	COAST BANCORP

/s/ JACK C. WAUCHOPE
Jack C. Wauchope, President and Chief
Executive Officer (Principal Executive Officer)